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                                                 July 28, 1998

The Board of Directors
The Cosmetic Center, Inc.
8700 Robert Fulton Drive
Columbia, Maryland  21046

Dear Sirs:

         I am Senior Vice President and General Counsel of The Cosmetic Center, Inc., a Delaware corporation (the "Company"), and have acted as counsel to the Company in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended
(the "Securities Act") in connection with the registration thereunder of 1,100,361 shares of the Company's Class C Common Stock, par value $.01 per share (the "Class C Common Stock"), to be issued pursuant to or reserved for issuance under The Cosmetic Center, Inc. 1997 Stock Option Plan (the "Plan").

         This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

         In connection with this opinion, I have examined and am familiar with originals or copies certified or otherwise identified to my satisfaction, of
(i) the Plan; (ii) the Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company, in each case as amended to the date hereof; (iii) certain resolutions of the Executive Committee of the Board of Directors of the Company relating to the adoption of the Plan and the issuance of the Class C Common Stock pursuant to or reserved for issuance under the Plan; (iv) the resolutions adopted by the stockholders of the Company approving the Plan; (v) the Registration Statement and (vi) such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.

         In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to


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any facts relevant to the opinion expressed herein which were not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

         I am admitted to the Bar in the State of New York and I do not express any opinion as to any laws other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

         Upon the basis of and subject to the foregoing, I am of the opinion that the Company has the full power and authority under the General Corporation Law of the State of Delaware, and under its Restated Certificate of Incorporation and Amended and Restated By-Laws, to issue the Class C Common Stock reserved for issuance under the Plan, and that such shares of Class C Common Stock are validly authorized shares of Class C Common Stock, and when issued and paid for, will be legally issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in Item 5, Interests of Named Experts and Counsel, of the Registration Statement.


                                            Very truly yours,

                                            /s/ Steven R. Isko

                                            Steven R. Isko
                                            Senior Vice President
                                            and General Counsel

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